State of Delaware
Secretary of State
Division of Corporations
Delivered 05:36 PM 10/14/2015
FILED 05:36 PM 10/14/2015
SR 20150509646 - File Number 5498129

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Jubilee4 Gold, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking consent of a majority of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "First & Fourth "so that, as amended, said Articles shall be and read as follows:

First: The name of the Corporation is amended to be: Helix TCS, Inc..

Fourth: The following shall be added as the second paragraph of Article Fourth. Each share of issued and outstanding Common Stock as of October 24, 2015, is reverse split on a one for four basis such that each old share represents 1/4 of a new share. A surrender of the old share certificate is required to be made by each shareholder, and the stockholder records will be automatically adjusted to reflect the reverse split. The new split adjusted share certificates will be transmitted to the shareholders of record when old certificates are surrendered to the transfer agent. Fractional shares will be rounded up to the nearest whole share.

SECOND: That concurrent with the resolution of its Board of Directors, a Written consent of a majority of the stockholders of said corporation was duly delivered in accordance with Section 228 of the General Corporation Law of the State of Delaware in which written consent for the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of this Amendment shall be October 25, 2015.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11 day of Oct, 2015

By: Zachary L Venegas
Authorized Officer

Title: CEO

Name: Zachary L. Venegas